EXHIBIT 10.101

Master no. 0272-00351697
UBS AG
P.O. Box, 3011 Bern
Tel +41-31-33621 11

www.ubs.com

Master Credit Agreement

UBS Corporate Financing

1. Borrower
Staar Surgical AG
Hauptstrasse 104
2560 Nidau
(hereinafter referred to as the ‘Borrower’)

2. Lender
UBS AG
Barenplatz &
3011 Berne
(hereinafter referred to as ‘UBS’)

3. Credit facility

UBS grants the Borrower a credit facility in a maximum amount of 3 750 000 CHF (Swiss Francs three million seven hundred and fifty thousand).

4. Financing purpose

To finance current assets for operating purposes

5. Availability

Subject to the terms and conditions of this Credit Agreement, this credit facility is available in the following forms:
•	as a current account overdraft in CHF and/or any freely-available and convertible currency
•	as UBS fixed advances with terms of 1 — 12 months in an amount of at least 250 000 CHF and/or the equivalent in any freely-available and convertible currency.

6. Interest rates and commission

6.1 UBS current accounts

The interest rate currently applicable for use with CHF is 6.00% p.a. Rates for selected foreign currencies upon request.

Plus credit commission in the amount of 0.25% per quarter based on the average debit balance.

At the end of each calendar quarter, a closing statement showing interest and commission charges shall be provided. UBS shall have the right to adjust interest and commission rates to changing market conditions at any time with immediate effect.

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6.2 UBS fixed advances

For any advance with a term of up to and including 6 months, principal and interest shall be calculated and charged as a single payment at maturity.

For any advance with a term of more than 6 months, interest shall be calculated and charged quarterly at the end of each calendar quarter. Principal and interest shall be calculated and charged at maturity.

The base interest rate shall be calculated according to Euromarket rates for the relevant term and currency, plus a UBS margin.

The interest rate shall be fixed two bank working days prior to any advance being drawn down or renewed, for the corresponding term and currency. The instructions for drawdown or renewal must be received by UBS at least two bank working days before such drawdown or renewal. Where such instructions are unavailable, advances falling due will not be renewed and both principal and interest will be debited from the relevant current account.

6.3 Interest calculation

Interest shall be calculated on a 365/360 basis, i.e. the actual number of days per month divided by a 360-day year.

7. Reduction of credit line/amortization

Semi-annually 250 000 CHF, in effect/first payment on 31st December 2004, last payment on 31st December 2005.

8. Security

The forms of security listed below shall serve UBS as security for all claims including all past due and current interest, commission, etc,:

1) Assignment of all accounts receivable, pursuant to separate form «General Purposes Assignment of Claims (Global Assignment)».

9. Term

Until further notice.

10. Termination

10.1 Ordinary termination

The Borrower shall have the right to terminate this Credit Agreement at any time with immediate effect.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to refuse to make funds available to the Borrower under the credit facility at its discretion, without having to provide any reasons.

Any termination shall cancel the unused portion of the credit facility with immediate effect. To the extent that the credit facility has been drawn down, any outstanding amounts shall become due and payable as follows:

•	UBS current account
immediately

•	UBS fixed advance
on expiration of the agreed term

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10.2 Extraordinary termination

The Borrower shall have the right to terminate this Credit Agreement at any time by giving 30 calendar days prior notice, and to repay any outstanding amounts in whole or in part. In the event that any prepayment is made during a fixed interest period or on a day other than the date originally agreed for repayment, an indemnity for prepayment shall be payable pursuant to «Indemnity for Prepayment» on the actual date that the prepayment is made.

UBS shall have the right to terminate this Credit Agreement at any time with immediate effect, and to declare all outstanding amounts including accrued interest, commission, fees, etc. immediately due and payable, irrespective of the term of any credit facility granted, if:

1)	the Borrower or a Group company («Group company» shall hereinafter mean any company within the meaning of Art. 663 lit. e, para. 1 of the Swiss Code of Obligations that may be deemed to belong to the Borrower’s consolidated group of companies) is more than 30 calendar days in arrears with payment of interest, commission and/or principal payments owed to UBS or a third party (including any parties that may have acquired claims under the credit granted), or fails to reduce overdrafts by repayment or providing sufficient additional security within the time period set therefor by UBS.

2)	the Borrower or one of its Group companies is/are required by official order (in particular in the area of environmental protection) to undertake remedial measures which are deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

3)	in the opinion of UBS a material reduction in the value of security is imminent or has occurred.

4)	there has been a change of ownership/controlling interests in relation to the Borrower which UBS deems to be material.

5)	the Borrower or a Group company changes its/their legal or commercial structure, e.g. through liquidation, sale of a substantial part of its assets, change of its objects or business activities, merger or restructuring, provided that the relevant event is deemed by UBS as having a potentially material effect on the Borrower’s ability to perform its financial obligations.

6)	with regard to the Borrower or a Group company bankruptcy proceedings or a stay of bankruptcy proceedings are filed and/or an application for court or out-of-court creditor protection is made.

7)	the Borrower or a Group company has suspended payments or the earnings or asset position of the Borrower or a Group company is deemed by UBS to have deteriorated significantly.

8)	the Borrower or a Group company is in breach of any other obligations arising under this Credit Agreement.

11. Indemnity in the event of premature repayment

An indemnity shall be payable in the event of premature repayment. This indemnity shall be calculated on the basis of the difference between the agreed interest rate and the rate obtainable at the time of the premature repayment on an investment in the money or capital market with the same period remaining to maturity. If the agreed interest rate is above the rate for such investments, the difference shall be owed by the Borrower; if the agreed rate is below the rate for the investment, the difference shall be credited to the Borrower.

If, in connection with any extraordinary termination, UBS declares that capital drawn down is due for repayment prior to maturity, the Borrower shall be liable to indemnify UBS for all loss suffered and/or costs incurred as a result, in particular for any difference between the agreed interest rate and the rate obtainable at the time of the premature repayment on an investment in the money or capital market with the same period remaining to maturity. UBS reserves the right to claim additional compensation.

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12. Representations and warranties

The Borrower represents and warrants that:

1)	the Borrower has not created any security interest in respect of its own obligations and/or the obligations of third parties other than security given under this Credit Agreement or in the context of other credit agreements with UBS and/or any security given in favour of other creditors with respect to which the Borrower has expressly notified UBS.

2)	no event has occurred which would entitle UBS to effect extraordinary termination, and no legal action is pending which could have a material adverse effect on the Borrower or its assets.

13. Negative covenants

The Borrower undertakes to refrain from entering into any other obligations which are secured by any charge upon its assets, and to refrain from providing security for any existing debt unless all claims arising out of the present agreement have been secured to a degree deemed necessary by UBS so that the Borrower’s obligations under this credit facility will rank pari passu with all other obligations. This provision shall not apply to any existing liabilities to the extent of the security already provided.

Furthermore, the Borrower shall not grant any security in the above-mentioned manner in favour of any third parties. If the Borrower is part of a group, it shall not grant any security in favour of any companies controlled directly or indirectly by it and/or any third parties. The Borrower shall moreover ensure that any companies controlled directly or indirectly by it do not grant any security in the above-noted manner in favour of any third parties or any other companies controlled directly or indirectly by it. This provision shall not apply to security provided for obligations arising under this Credit Agreement.

No sale/transfer to third parties or other group companies or any other changes of the participations and/or other assets and/or the worldwide patents and licenses (especially but not limited to the product lines “ICL”, “IOL” and “Aquaflow”) owned by the Borrower as of December 31, 2003, without the prior written consent of UBS.

No new intercompany receivables deriving from “financial or non-commercial transactions”, compared with the situation as of April 2, 2004 (1 062 029 USD), without the prior written consent of UBS.

New/additional receivables against group companies have to derive from “commercial transactions” such as the delivery of merchandise. The terms of payment of such intercompany receivables may not exceed 90 days.

14. Financial ratios

The Borrower undertakes to maintain at all times during the entire term of this Credit Agreement the key ratios listed below:

1)	Equity.
Minimum equity of the Borrower according to the audited financial statements as of the end of each business year not below 12 000 000 USD. Equity is defined as “common stock + retained earnings + reserves”.

15. Information undertaking

For the entire term of this Credit Agreement, the Borrower undertakes to provide the following information to UBS:

1)	one copy of the balance sheet and profit and loss statement, including any appendices, together with the auditor’s report, by no later than four months following the close of the fiscal year (separate and consolidated).

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2)	one copy of the budget, including the investment budget, by no later than 30 calendar days prior to commencement of the relevant fiscal year.

The Borrower undertakes, for the entire term of this credit facility, to immediately inform UBS of any material changes, in particular of the occurrence, or likely occurrence, of any circumstances which might constitute grounds for extraordinary termination.

16. Conditions precedent

No utilisation may be drawn down until all copies of the documents listed below have been received by UBS, executed in the required form, and UBS has received the agreed security in legally valid form:

•	one copy of this Credit Agreement
•	General Purposes Assignment of Claims (Global Assignment)
•	Repledging of Your Collateral

In the event that UBS has not received all of the documents and/or security, in the required form, within one month of the date of execution of this Credit Agreement, UBS shall be authorized to rescind this Credit Agreement without granting any extension of the deadline for receiving the said documents and/or security.

17. Miscellaneous provisions

17.1 General conditions

The «General Conditions» of UBS shall form an integral part of this Credit Agreement

17.2 Order in which security will be realized

In the event that several items of security have been provided to UBS, UBS shall, if and when realizing the security, decide at its discretion to what extent and in which order the items shall be realized, and how the proceeds from such realization shall be allocated to the individual drawdowns.

17.3 Confirm auditors

The auditors of the Borrower have to confirm in writing to UBS, attention: Corporate Clients/Team FOIK, Bärenplatz 8, 3000 Berne 94, within 120 days after the end of each business year, that the above covenants have been respected.

18. Transfer

UBS shall have the right to offer for transfer, or to transfer, in whole or in part, its rights under this Credit Agreement, including any security provided in respect of the credit facility, such as mortgage notes and any other security, to any third parties in Switzerland or abroad. UBS may at any time provide all third parties, including rating agencies, which may be parties to such transfer, with access to all information and data relevant to the transfer, and shall be exempted in this regard from the statutory obligation to maintain banking secrecy. Insofar as third parties are not subject to Swiss legislation on banking secrecy, information and data shall only be disclosed if the said parties undertake to maintain secrecy and, in turn, ensure that this obligation is binding upon any further contracting parties.

All assignees shall be entitled to reassign the rights acquired, provided that each subsequent assignee also undertakes to maintain secrecy. UBS (and any party acquiring rights as a result of any transfer made in accordance with this Clause) may, without having to obtain consent from the Borrower, assign any limit obligation agreed under this Credit Agreement, and/or any other obligations arising hereunder, to the assignee in respect thereof, together with any claims under the credit granted. Any party acquiring such obligations must either be a company affiliated with UBS, or a Swiss or foreign financial institution (bank, insurance company, or similar). UBS shall be released from any obligation to the extent that it transfers same.

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19. Waiver of set-off

The Borrower waives its right to offset its obligations against any claims it may have against UBS and/or any party acquiring rights under this Credit Agreement, even if such claim by way of set-off against UBS, or any party acquiring rights hereunder, may not be recoverable as a result of insolvency or over-indebtedness.

20. Applicable law and jurisdiction

This Credit Agreement shall be exclusively governed by and construed in accordance with Swiss law. The place of performance, the place of debt collection (only for persons domiciled outside of Switzerland) and the exclusive place of jurisdiction for all disputes arising out of and in connection with this Agreement shall be Berne. UBS shall, however, be entitled to commence legal action against the Borrower before the competent authority at the place of its registered office, or before any other competent authority, in which event Swiss law shall continue to apply exclusively.

This Agreement was executed in three original copies and replaces all agreements made between the parties to this date.

Ref. P2M4-HID	UBS AG

Berne, 2nd August 2004
	/s/ Nobert Schacht	/s/ Daniela Hirsbrunner

Place/Date	Nobert Schacht	Daniela Hirsbrunner

Agreed

Borrower	Staar Surgical AG

Place/Date	Signature(s)

Staar Surgical Company, Monrovia USA

Place/Date	Signature(s)

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